Exhibit 99.3

FOR IMMEDIATE RELEASE

NASDAQ GRANTS CIC TEMPORARY EXCEPTION

Redwood Shores, CA, March 4, 2003- (NASDAQ:CICI) Communication Intelligence Corporation (“CIC” or the “Company”), the leader in electronic signature, biometric verification and natural input solutions announced today that Communication Intelligence Corporation’s common stock will continue to be listed on the Nasdaq SmallCap Market pursuant to an exception from the minimum bid price requirement.

The Company previously announced that on December 9, 2002 Nasdaq informed the Company that its common stock was subject to delisting because it failed to comply with the minimum closing bid price requirement of $1.00 since June 7, 2002.  On January 10, 2003, the Company was also informed by Nasdaq that the Company was not in compliance with Nasdaq’s shareholder approval rule in connection with the Company’s Equity Line of Credit Agreement with Cornell Capital Partners L.P.

On January 16, 2003, the Company appeared before a Nasdaq Listing Qualifications Panel and on February 27, 2003 the Company was notified of the Panel’s decision as discussed below.

Regarding the shareholder approval rule, the Panel concluded that the Company had remedied the matter by stating in its currently effective S-1 that it may not issue shares, pursuant to its Equity Line of Credit Agreement, in excess of 19.9% of the Company’s total shares outstanding at the time it entered the Equity Line of Credit Agreement without first obtaining shareholder approval.

With respect to the minimum bid price requirement, the Company was granted a temporary exception under which it must meet one of the following requirements:

A.            On or before March 14, 2003, the Company must make a public filing with the SEC and Nasdaq evidencing a minimum of $5,000,000 in shareholders’ equity.  In the event the Company complies with the requirement of this exception it will be granted a grace period to June 2, 2003, within which to remedy the bid price deficiency.

B.            If the Company does not meet the requirement of item A above, then on or before March 28, 2003, the Company must file a proxy statement with the SEC evidencing its intent to seek shareholder approval for the implementation of a reverse stock split sufficient to remedy the bid price deficiency.  Thereafter, on or before April 25, 2003, the Company must evidence a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.  However, in its discretion the Panel may require that the Company maintain a bid price at or above $1.00 per share for a period in excess of ten consecutive trading days.

In accordance with Nasdaq rules, effective March 5, 2003, the Company’s normal trading symbol will have a “C” appended to it so that its trading symbol will be “CICIC” until the status of its listing is no longer conditional.

Management is currently evaluating its options regarding the continued listing of the Company’s stock on the Nasdaq SmallCap Market.

About CIC

Communication Intelligence Corporation is the leading supplier of electronic signature, biometric security and natural input solutions focused on emerging, high potential applications including paperless workflow, smart wireless devices and e-Commerce enabling the world with “The Power to Sign Online®”.  CIC’s products are designed to increase the ease of use, functionality, and security of electronic devices and e-business processes.  CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, key integration partners or direct via our website.  Industry leaders such as Charles Schwab, Fujitsu, Handspring, Hitachi, IBM, Oracle, Palm Inc., Prudential, Siebel Systems and Sony Ericsson have licensed the company’s technology.  CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China.  For more information, please visit website http://www.cic.com.

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and The Power to Sign Online are registered trademarks. All other trademarks are properties of their respective owners.

Contact Information

CIC

Investor Relations Inquiries:

Chantal Eshghipour

650-802-7740
investorrelations@cic.com